Exhibit 107

Calculation of Filing Fee Table

Form F-10

(Form Type)

STRATHCONA RESOURCES LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

In U.S. Dollars

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common shares, without par value	Other	144,842,540(1)	$2,615,121,730.60 (2)	$0.0001531	$400,375.14
Total Offering Amounts				$2,615,121,730.60		$400,375.14
Total Fees Previously Paid						—
Total Fee Offsets						—
Net Fee Due						$400,375.14

(1)	Represents the maximum number of common shares, without par value, of Strathcona Resources Ltd. (“Strathcona”) estimated to be issuable upon consummation of the offer (the “Offer”) for all of the issued and outstanding common shares (the “Common Shares”) of MEG Energy Corp. (“MEG”), based on 233,617,000 Common Shares, which is the estimated number of issued and outstanding Common Shares as of May 5, 2025 (assuming full conversion of all outstanding convertible and exercisable securities for Common Shares), other than any Common Shares owned directly or indirectly by Strathcona and its affiliates, multiplied by 0.62, which represents the number of common shares of Strathcona to be exchanged for each Common Share pursuant to the Offer. If, as a result of stock splits, stock dividends, or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 shall apply to this registration statement.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with General Instruction II.H to Form F-10. The proposed maximum offering price is equal to the product of (i) US$14.18 (converted from C$19.58 at an exchange rate of C$1.3813 = US$1.00, which was the daily exchange rate as reported by the Bank of Canada on May 5, 2025), which is the average of high and low sale prices of the Common Shares on the Toronto Stock Exchange on May 5, 2025, and (ii) 233,617,000, which is the estimated number of issued and outstanding Common Shares as of May 5, 2025 (assuming full conversion of all outstanding convertible and exercisable securities for Common Shares), other than any Common Shares owned directly or indirectly by Strathcona and its affiliates, less cash consideration payable by Strathcona in the Offer. For the purposes of calculating the cash consideration payable in the Offer, an exchange rate of C$1.3731 = US$1.00 (the daily exchange rate as reported by the Bank of Canada on May 26, 2025) was used.